UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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UNIFI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

September 12, 2012

To The Shareholders of
Unifi, Inc.

The Annual Meeting of Shareholders of your Company will be held at 9:00 A.M. Eastern Daylight Savings Time on Wednesday, October 24, 2012, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina.

We are providing access to our proxy materials over the Internet.  On or about September 12, 2012 we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our Shareholders of record and beneficial owners at the close of business on September 5, 2012.  On the date of mailing of the Notice, all Shareholders and beneficial owners will have the ability to access all of the proxy materials on a web site referred to in the Notice.  These proxy materials will be available free of charge.

Detailed information relating to the Company’s activities and operating performance is contained in its Annual Report on Form 10-K for the fiscal year ended June 24, 2012, which is available over the Internet as described in the Notice.

You are cordially invited to attend the Annual Meeting of Shareholders in person.  Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet.  The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail.  Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.  Your vote is extremely important and we appreciate your taking the time to vote promptly.

Sincerely,

William L. Jasper
Chairman and Chief Executive Officer

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 24, 2012

To The Shareholders of Unifi, Inc.

The Annual Meeting of Shareholders of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 24, 2012 at 9:00 A.M. Eastern Daylight Savings Time, for the following purposes:

1.	To elect ten (10) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2.	To hold an advisory vote to approve executive compensation.

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2013.

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors, under the provisions of the Company’s By-Laws, has fixed the close of business on September 5, 2012, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof.  The transfer books of the Company will not be closed.

YOUR VOTE IS IMPORTANT.  We appreciate your taking the time to vote promptly.  After reading the Proxy Statement, please vote at your earliest convenience by Internet, or request that proxy materials be sent to you by mail.  If you request the proxy materials by mail, included in those materials will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU EITHER (I) VOTE BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

By Order Of The Board of Directors: Charles F. McCoy Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer
Greensboro, North Carolina
September 12, 2012

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

PROXY STATEMENT

SOLICITATION OF PROXIES

This solicitation of the enclosed proxy is made by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, October 24, 2012, at 9:00 A.M. Eastern Daylight Savings Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or adjournments thereof (the “Annual Meeting”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, the Company furnishes proxy materials on the Internet.  If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described in this Proxy Statement.  Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.  The Notice also instructs you as to how you may submit your proxy over the Internet.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to Shareholders on or about September 12, 2012.  The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to Shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person.  All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein.  If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the ten (10) nominees for director named in this Proxy Statement, (ii) in favor of the advisory vote to approve executive compensation, (iii) in favor of ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2013, and (iv) in the discretion of the proxy holder on any other matters presented at the Annual Meeting.

The expense of this solicitation will be borne by the Company.  Solicitations of proxies may be made in person, or by mail, telephone or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard.  In addition, the Company has retained Phoenix Advisory Partners, a division of American Stock Transfer and Trust Company, LLC, to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $7,000 plus reimbursement of expenses.  Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

The Company’s common stock (the “Common Stock”), par value $.10 per share, is the only class of stock of the Company.  Only Shareholders of record as of the close of business on September 5, 2012 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  As of the Record Date, the Company had outstanding 20,095,094 shares of its Common Stock.  Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting and all such shares vote as a single class.

VOTING OF SHARES

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business. New York law and the Company’s By-Laws require the presence of a quorum at annual meetings of shareholders.  At the Annual Meeting, abstentions and “broker non-votes”, if any, are counted as present for purposes of determining a quorum.

Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a bank, broker or other nominee holding the Company’s shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker or other nominee, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions.  A “broker non-vote” occurs when the broker or other nominee does not vote on a particular proposal because that broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to elect directors and the advisory vote to approve executive compensation are each considered a non-routine matter under the NYSE rules, which means that your broker or other nominee may not use its discretion to vote your shares held in street name on these matters without your express voting instructions.   The proposal to ratify the appointment of the Company’s independent registered public accounting firm is considered a “routine” matter under the NYSE rules, which means that your bank, broker or other nominee will have discretionary authority to vote your shares held in street name on that matter.  Accordingly, if you do not instruct your broker or nominee to vote your shares, the broker or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your shares unvoted altogether.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting.  Directors will be elected by a plurality of the votes cast by the Shareholders at a meeting in which a quorum is present.  Approval of the advisory vote on executive compensation and ratification of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting. Therefore, abstentions, shares not voted and broker non-votes, if any, will not be treated as votes cast and have no effect on these matters.

INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as of September 1, 2012, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock.  The nature of beneficial ownership of the shares indicated is set forth in the notes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Mitchel Weinberger(2) 53 East 34th Street Paterson, NJ 07514	1,765,927	8.79%
Dillon Yarn Corporation(3) 53 East 34th Street Paterson, NJ 07514	1,730,432	8.61%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,657,227	8.25%
William M. Sams(5) 750 North St. Paul, Suite 1650 Dallas, TX 75201	1,638,171	8.15%
Royce & Associates, LLC(6) 745 Fifth Avenue New York, NY 10151	1,366,133	6.80%
Pinnacle Associates Ltd.(7) 335 Madison Avenue, 11th Floor New York, NY 10017	1,230,746	6.12%

(1)
“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)
Mr. Weinberger’s beneficial ownership includes 1,730,432 shares owned by Dillon Yarn Corporation (“Dillon”), of which Mr. Weinberger has shared voting and investment power and of which Mr. Weinberger disclaims beneficial ownership.

(3)
As indicated in its Schedule 13D/A, filed with the SEC on June 29, 2010, and after giving effect to the Company’s 1-for-3 reverse stock split effected November 3, 2010, Dillon beneficially owned 1,730,432 shares by virtue of having sole voting and investment power over such shares.

(4)
As indicated in its Schedule 13G/A, filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,657,227 shares by virtue of having sole voting and investment power over such shares.

(5)
As indicated in a Schedule 13G/A, filed with the SEC on February 14, 2012, Mr. Sams’ beneficial ownership includes 122,410 shares owned by Marlin Sams Fund L.P, of which Mr. Sams has shared voting and investment power and of which Mr. Sams disclaims beneficial ownership

(6)
As indicated in its Schedule 13G, filed with the SEC on January 23, 2012, Royce & Associates, LLC, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,366,133 shares by virtue of having sole voting and investment power over such shares.

(7)
As indicated in its Schedule 13G, filed with the SEC on March 14, 2011, Pinnacle Associates Ltd., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 1,230,746 shares by virtue of having sole voting and investment power over such shares.

PROPOSAL 1:
ELECTION OF DIRECTORS

General Information

The Board presently is fixed at ten (10) members.  All the nominees for election are presently serving as directors and have consented to be named in this Proxy Statement and to serve, if elected.  Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person named in the proxy.

Set forth below is the name of each of the ten (10) nominees for election to the Board, together with the nominee’s age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he or she is employed, if applicable, the period or periods during which he or she has served as director, all positions and offices that he or she holds with the Company, his or her directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940 and the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

WILLIAM J. ARMFIELD, IV (77) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company, since 1995.  Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into Unifi, Inc.  Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995.  Mr. Armfield again became a director of the Company in 2001, and is a member of the Board’s Audit Committee and Compensation Committee.  Mr. Armfield serves as an Audit Committee financial expert. Mr. Armfield brings operating and management experience, expertise in finance, and business development experience to the Company as a result of his professional experiences.  In addition, through his experience at Macfield, he brings direct textile experience to the Board. These experiences provide the Board with, among other things, expertise and context important to the oversight of the Company’s financial reporting and business strategy implementation.

R. ROGER BERRIER, JR. (43) — Mr. Berrier has been the President and Chief Operating Officer of the Company since February 2011.  He had been the Executive Vice President of Sales, Marketing and Asian Operations of the Company from September 2007 to February 2011.  Prior to September 2007, he had been the Vice President of Commercial Operations from April 2006 to September 2007 and the Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006.  Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control.  He has been a director since September 2007 and is a member of the Board’s Executive Committee. Mr. Berrier brings executive decision making skills, operating and management experience, expertise in sales, marketing and branding, business development and direct textile industry business acumen to the Company as a result of his professional experiences.  These experiences and Mr. Berrier’s on-going interaction with the Company’s customers and suppliers provide the Board with, among other things, industry expertise important to the Company’s businesses, as well as a detailed understanding of the Company’s business and operations and the economic environment in which it operates.

ARCHIBALD COX, JR. (72) — Mr. Cox has been the Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993.  Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 until June 2011.  Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009, was the Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and was the President and Chief Executive Officer of Magnequench, Inc., from October 1995 to August 2005.  He was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006.  Mr. Cox has been a director of the Company since February 2008 and is a member of the Board’s Compensation Committee. Mr. Cox brings executive decision making skills, operating and management experience, expertise in finance, investment and business development experience to the Company as a result of his professional experiences. In addition, through his experience as Chairman of Barclays Americas in particular, Mr. Cox brings to the Board considerable experience with financial and strategic planning matters critical to the oversight of the Company’s financial reporting, compensation practices and business strategy implementation.

WILLIAM L. JASPER (59) — Mr. Jasper has been the Company’s Chairman of the Board since February 2011 and Chief Executive Officer since September 2007.  Mr. Jasper joined the Company in September 2004, was later appointed as the General Manager of the Polyester Division, and in April 2006 was promoted to Vice President of Sales.  From September 2007 to February 2011, he was also the President of the Company.  Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business.  Before working at INVISTA, Mr. Jasper had held various management positions in operations, technology, sales and business for E.I. du Pont de Nemours and Co. since 1980.  He has been a director since September 2007 and is a member of the Board’s Executive Committee (Chair). Mr. Jasper brings executive decision making skills, operating and management experience, expertise in manufacturing operations, sales, business development and direct textile industry business acumen to the Company as a result of his professional experiences.  These experiences and Mr. Jasper’s on-going leadership of the Company and interaction with the Company’s customers and suppliers provide the Board with, among other things, a detailed understanding of the Company’s businesses and the competitive environment in which it operates.

KENNETH G. LANGONE (76) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, New York, New York, since 1974, and a director and Executive Chairman and Chief Executive Officer of Geeknet, Inc. since 2011.  Mr. Langone was a co-founder of The Home Depot, Inc. and served as a director from 1978 to 2008.  He also served as a director of ChoicePoint, Inc. from 2002 to 2008 and of General Electric Co. from 1999 to 2005. Mr. Langone has been a director of the Company since 1969, and is a member of the Board’s Corporate Governance and Nominating Committee. Mr. Langone brings operating and management experience, including as chief executive officer of a financial services business, expertise in finance, and public company directorship and committee experience to the Company as a result of his professional experiences.  In addition, Mr. Langone’s service on the Company’s Board since 1969 provides the Board with a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

GEORGE R. PERKINS, JR. (72) — Mr. Perkins is the retired Chairman of the Board and the former Chief Executive Officer of Frontier Spinning Mills, Inc., a company that he founded in 1996 and in which he served in these roles until 2009.  Prior to founding Frontier, Mr. Perkins served from 1993 to 1996 as President of the spun yarns division of the Company and was a member of the Board.  Mr. Perkins has served as a director of First BanCorp since 2006.  He has been a director of the Company since August 2007, and is a member of the Board’s Corporate Governance and Nominating Committee. Mr. Perkins brings executive decision making skills, operating and management experience, and business development acumen to the Company as a result of his professional experiences. In addition, his deep understanding of the cotton business assists the Board in analyzing the Company’s businesses. These experiences provide the Board with, among other things, specific industry expertise important for an understanding of the Company’s businesses and operations.

SUZANNE M. PRESENT (53) – Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since June 1998. Ms. Present currently serves on the boards of directors of The Electric Sheep Company, Inc., a privately-held developer of content and technologies for virtual worlds, and Anshe Chung Studios, Limited, a privately-held Chinese-based developer of content for virtual worlds.  She served on the board of directors of Geeknet, Inc. from September 2008 to July 2010.  She has been a director of the Company since February 2011 and is a member of the Board’s Audit Committee (Chair).  Ms. Present serves as an Audit Committee financial expert. Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present brings financial expertise important to the oversight of the Company’s audit functions and business strategies.

WILLIAM M. SAMS (74) — Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as the Executive Vice President of both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. from 1981 until he retired in 2000.  Mr. Sams has been a General Partner of Marlin Sams Fund since April 2008 and has served as a director of America’s Car-Mart, Inc. and a member of its audit committee since March 2005.  He has been a director of the Company since April 2007, is a member of the Board’s Audit Committee and previously served as independent “Lead Director” of the Board from April 2007 until April 2011. Mr. Sams brings expertise in finance, public company directorship and committee experience to the Company as a result of his professional experiences. In addition, his tenure at First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. in particular bring the Board a valuable perspective regarding executive decision making and business development important to the oversight of the Company’s implementation of its business and financial goals.

G. ALFRED WEBSTER (64) — Mr. Webster was an Executive Vice President of the Company, and had been an officer of the Company from 1979 through his retirement in 2003, and a director from 1986 until October 2004.  Mr. Webster is a director and Chairman of the Compensation Committee of New Bridge Bank Corporation (formerly Lexington State Bank).  Mr. Webster again became a director of the Company in August 2007, has served as the independent “Lead Director” of the Board since April 2011, and is a member of the Board’s Compensation Committee (Chair), Corporate Governance and Nominating Committee (Chair), and Executive Committee.  Mr. Webster brings executive decision making skills, operating and management experience, and experience in public company directorship and committee experience, as well as direct textile industry business acumen to the Company as a result of his professional experiences.  In addition, Mr. Webster’s long tenure with the Company provides the Board with a valuable historical perspective on the Company. These experiences provide the Board with, among other things, industry expertise relevant to the oversight of the Company’s businesses.

MITCHEL WEINBERGER (43) — Mr. Weinberger has served as the President and Chief Operating Officer of Dillon Yarn Corporation since March 2011.  He was the Executive Vice President of Dillon from January 2007 to March 2011 and its Strategic Marketing Manager from 1992 to November 2007.  The polyester and nylon texturing operations of Dillon were purchased by the Company on January 1, 2007, as discussed in more detail below under “Transactions with Related Parties, Promoters and Certain Control Persons—Transactions with Dillon Yarn Corporation”.  He has been a director of the Company since March 2011 and is a member of the Board’s Executive Committee.  Through his executive leadership experience at Dillon, Mr. Weinberger brings to the Board a solid understanding of the textile industry in which the Company operates as well as operating and management experience. These experiences provide the Board with, among other things, industry expertise important to the oversight of the Company’s management and execution of its business plans.

No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Company.

The Board recommends that the Shareholders vote to elect all of the nominees as directors.

COMPENSATION COMMITTEE REPORT

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended June 24, 2012.  The current members of the Compensation Committee are G. Alfred Webster, who is the Committee Chair, William J. Armfield, IV and Archibald Cox, Jr.  All of the members of the Compensation Committee are independent.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for its 2012 Annual Meeting of Shareholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012, each as filed with the SEC.

Submitted by the Compensation Committee of the Board:

G. Alfred Webster, Chairman
William J. Armfield, IV
Archibald Cox, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•	the process the Compensation Committee used to determine compensation and benefits for our named executive officers (“NEOs”) for fiscal 2012;

•	the material elements of the Company’s executive compensation program;

•	the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program; and

•	information about the fiscal 2012 compensation earned by each of our NEOs listed below:

William L. Jasper	Chairman and Chief Executive Officer
R. Roger Berrier, Jr.	President and Chief Operating Officer
Ronald L. Smith	Vice President and Chief Financial Officer
Thomas H. Caudle, Jr.	Vice President, Manufacturing
Charles F. McCoy	Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer

Executive Summary

The Company faced a challenging business environment in fiscal 2012, particularly in the first half of the year, and reported financial results that, while lower than fiscal 2011, still represented strong performance.  Among other things, the Company faced financial pressure resulting from raw material costs remaining at their highest levels in over thirty years, inventory destocking across the U.S. apparel supply chain and reduced demand in Brazil as a result of increased imports of competing yarn, fabric and garments becoming more competitive alternatives.  Further, the market experienced a weakening of demand in certain key apparel segments, which placed additional pressure on the Company.

Despite these industry-wide pressures, the Company achieved an adjusted EBITDA (as described below) that while lower than the target adjusted EBITDA set for fiscal 2012, was comprised of a strong second-half of fiscal 2012 performance.  The Company also reported net income for fiscal 2012 of $11.5 million, or $0.57 per share, a decrease from $25.1 million, or $1.25 per share, for fiscal 2011, though still significantly greater than net income reported for fiscal years 2007 through 2010.

The Company’s ability to perform under adverse business conditions was due, in large part, to the leadership and performance of its executive team.  In addition to guiding the Company through the current economic environment, management also successfully executed a key component of its deleveraging strategy, which included the refinancing of the Company’s debt structure that extended the maturity profile of the Company’s long-term indebtedness to 2017 and will generate approximately $9 million in annual interest savings.

As described in greater detail below, the Company believes its executive compensation program should attract top executive talent, pay for performance and link executive retention to long-term shareholder value.  Accordingly, our NEOs were compensated as follows for fiscal 2012:

•
At the beginning of fiscal 2012, base salaries for fiscal 2012 were increased based on the Compensation Committee’s review of general trends in executive compensation, strong fiscal 2011 performance and individual contributions to the Company.  In addition, Mr. Berrier’s base salary was increased to fully reflect his new role as President and Chief Operating Officer, which he assumed in February 2011.

•
Due to the Company’s performance in light of difficult market conditions, NEOs received discretionary cash bonus payments at the amount payable under the annual incentive plan as if the Company had achieved the fiscal 2012 threshold adjusted EBITDA targets, as described below.

•
Long-term incentives, in the form of 3-year installment vesting stock options and restricted stock units, were awarded to executives, which promote executive retention and further align executive pay with long-term Shareholder value.

The Company also bolstered its executive compensation practices by adopting a compensation recoupment policy at the beginning of fiscal 2012 and eliminating significant perquisites from its executive compensation program.

Compensation Philosophy, Principles and Policies

The Company’s executive compensation philosophy is to:

Attract Top Executive Talent	Follow a Pay for Performance Compensation Model	Link Retention to Long-Term Shareholder Value
The Company’s compensation program should attract high-quality executives who possess the skills and talent necessary to support and achieve our strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term performance goals.	The Company seeks to minimize executive turnover by utilizing retention arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of Shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees.  The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance Shareholder value, rewards superior performance, and is justified by returns available to Shareholders.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

•	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	Ensure executive compensation should be aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•
Enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation.  The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company.  In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts:

A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objectives

Base Salary	Fixed compensation that is reviewed annually based on performance.	•Provide a base level of compensation that fairly accounts for the job and scope of the role being performed. •Attract, retain, reward and motivate qualified and experienced executives.
Annual Incentives	“At-risk” variable compensation earned based on performance measured against pre-established annual goals.	•Provide incentives for achieving annual operating goals which ultimately contribute to long-term return to Shareholders.
Long-Term Incentives
“At-risk” variable compensation in the form of equity awards whose value fluctuates according to Shareholder value and which vest based on continued service.

Supplemental retirement contributions based on executives’ respective base salaries that executives may earn over time contingent on continued service.

•Align the economic interests of the executives with the Shareholders by rewarding executives for stock price improvement. •Promote retention (through time-based and performance vesting schedules).
Other Personal Benefits	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites.	•Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, objectives and principles of the executive compensation program, the program places a substantial amount of the total executive compensation “at-risk” based on the performance of the Company and the executive through the annual cash incentive program and equity-based long-term incentive awards under the 2008 Unifi, Inc. Long-Term Incentive Plan (the “LTIP”).

The following charts illustrate the mix of “at risk” compensation for the CEO and the other NEOs for fiscal 2012 by illustrating the mix of target total direct compensation, using fiscal 2012 base salaries, target annual cash incentives and the grant-date fair value of long-term equity awards:

As demonstrated above, we target a substantial portion of our CEO’s and other NEOs’ compensation to come in the form of annual and long-term incentives, which encourage our executives to achieve near-term and long-term performance goals designed to create Shareholder value.  Moreover, our long-term incentive programs provide retention incentives designed to promote stability among the Company’s upper management team.  We also provide our executives a fixed base salary, which provides them with a base-level of economic security.

Operation of the Compensation Committee

As described elsewhere in this Proxy Statement, the Compensation Committee is responsible for the administration and overall structure of the Company’s executive compensation program.  During fiscal 2012, the Compensation Committee was composed of three members, all of whom were independent directors in accordance with the independence requirements of the NYSE Corporate Governance Standards.  The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives with input from the Company’s CEO, and sets each NEO’s compensation level based on this evaluation and consultation.  The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers and employees and recommends benefit programs and future objectives and goals for the Company.  For more information on the operation of the Compensation Committee, please refer to “Committees of the Board of Directors” below.

In late fiscal 2011, the Compensation Committee reviewed a report prepared by Towers Watson to assist it in determining the market for executive compensation, and utilized this information while setting fiscal 2012 compensation.  While the Compensation Committee believes the information in the Towers Watson report was valuable, it did not use the report as a benchmark to set executive compensation. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the report, and the manner in which it was used by the Compensation Committee, was to provide a general understanding of current compensation practices and trends of similarly situated companies. The report contains a broad-based survey compiled from information from a number of companies. The Compensation Committee uses the report as a tool to compare the overall compensation of its own executives to the executives of other companies in similar sectors. No specific compensation decision for any individual was based on or justified by the report.

As in the past, the Compensation Committee continued to consider factors including the historical practices of the Company, the individual NEO’s leadership and role in advancement of the Company’s long-term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition.  Additionally, the Compensation Committee considered the Company’s operating results and adjusted EBITDA and the current economic climate.  Based on this information and these factors, the Compensation Committee set executive compensation for fiscal 2012.

Elements of Compensation

Base Salaries

As described above, the Compensation Committee reviewed market information concerning general executive compensation practices along with other factors it has historically reviewed when setting the NEOs’ base salaries for fiscal 2012.  These other factors included:

•	The executive’s leadership and advancement of the Company’s long-term strategy, plans and objectives;

•	The executive’s individual performance and contribution to the Company’s success and budget guidelines;

•	An assessment of the Company’s financial condition; and

•	The Company’s elimination of certain perquisites such as car allowances, car expense reimbursements and reimbursements for country club dues.

Consistent with years past, the Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO.  No formula-based salary increases were provided to the NEOs during fiscal 2012.

In addition to reviewing the factors described above, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, objectives and principles.  Therefore, the Compensation Committee consults with the CEO at least on an annual basis and reviews his recommendations regarding the compensation of all NEOs (other than the CEO) before making its final compensation decisions.  Periodically the CEO meets with the other NEOs regarding their performance.  The Compensation Committee reviews the overall performance of each NEO annually, and then approves the actual base salary for each NEO.

Upon completing this process, the Compensation Committee approved the following adjustments to each NEO’s base salary for fiscal 2012.

NEO	Fiscal 2011 Base Salary ($)	Fiscal 2012 Base Salary ($)	Percentage Increase
William L. Jasper	635,000	687,000	8.2%
Ronald L. Smith	325,000	356,000	9.5%
R. Roger Berrier, Jr.	410,000	462,000	12.7%
Thomas H. Caudle, Jr.	290,000	317,000	9.3%
Charles F. McCoy	295,000	317,000	7.5%

The Compensation Committee determined to increase the NEOs’ salaries due to strong fiscal 2011 performance during increasingly difficult economic and market conditions and the elimination of certain perquisites such as car allowances, car expense reimbursements and reimbursements for country club dues.  In addition, Mr. Berrier’s base salary was increased to fully reflect his new role as President and Chief Operating Officer, which he assumed in February 2011.

Annual Incentive Compensation

To encourage executives to achieve near-term performance goals, the Company has established an annual incentive compensation program, in the form of a cash bonus.  All NEOs are eligible to earn annual bonuses based on the Company’s fiscal year performance.

For fiscal 2012, the Compensation Committee established a performance target of $66 million EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain items such as gains or losses on extinguishment of debt, loss on previously held equity interest, non-cash compensation expense net of distributions, gains and losses on sales or disposals of property, plant or equipment, currency and derivative gains or losses, employee severance, restructuring charges, startup costs, certain other non-operating income or expense items, and earnings of unconsolidated affiliates.  The Compensation Committee uses adjusted EBITDA as a measure of Company performance because the Compensation Committee believes it provides a clear indicator of cash generation.  The Compensation Committee also believes that a Company-wide performance metric, such as adjusted EBITDA, is appropriate for each NEO since each NEO plays a vital role in the overall success of the Company.  Therefore, the Compensation Committee believes that the annual variable compensation received by the NEOs should reflect the Company’s near-term performance.

The annual incentive bonus awarded to NEOs may be increased or decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to Company achievement of financial objectives.  Each NEO’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals.  The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance.  Additionally, the Compensation Committee or the Board has the discretion to award additional bonus compensation even if the executive officer would not be entitled to any bonus based on the targets previously determined.

For fiscal 2012, the Committee set the threshold, target and maximum performance targets and corresponding annual incentive payments to the NEOs as set forth below.

	Annual Incentives for Fiscal 2012
NEO	Threshold: $52.8 million adjusted EBITDA ($)(1)	Target: $66 million adjusted EBITDA ($)(2)	Maximum: $79.2 million adjusted EBITDA ($)(3)
William L. Jasper	257,625	515,250	1,030,500
Ronald L. Smith	133,500	267,000	534,000
R. Roger Berrier, Jr.	173,250	346,500	693,000
Thomas H. Caudle, Jr.	118,875	237,750	475,500
Charles F. McCoy	118,875	237,750	475,500

(1)           Amounts represent 37.5% of base salary.
(2)           Amounts represent 75% of base salary.
(3)           Amounts represent 150% of base salary.

The Company did not achieve its threshold adjusted EBITDA performance goal due in part to inventory destocking in the U.S. apparel supply chain, the weakening of retail demand in certain key apparel segments and the unexpected increases in raw material costs, circumstances that were outside of the control of the Company and our NEOs.  However, the Compensation Committee determined that the NEOs should be rewarded for:

•
The successful execution of a key component of the Company’s deleveraging strategy, namely the refinancing of the Company’s debt structure that extended the maturity profile of the Company’s long-term indebtedness to 2017, which will generate approximately $9 million of annual interest savings;

•	The continuing improvement in the Company’s underlying business components in fiscal 2012;

•	The drastic raw material costs swings in the first half of fiscal 2012 being outside of the NEOs’ control; and

•	The Company’s performance over the course of fiscal 2012 and the strong upward trend in the Company’s adjusted EBITDA over the second half of the year.

In consideration of those factors, along with the general goal of continuing to motivate and retain its executives and the ability to attract new talent to the Company, the Compensation Committee recommended, and the Board approved, the award of discretionary cash bonuses to each of the NEOs at the threshold payout level.  This resulted in the discretionary cash bonus payments shown in the table below.

NEO	Discretionary Cash Bonus for Fiscal 2012 ($)
William L. Jasper	257,625
Ronald L. Smith	133,500
R. Roger Berrier, Jr.	173,250
Thomas H. Caudle, Jr.	118,875
Charles F. McCoy	118,875

Long-Term Incentive Compensation

Equity Incentives. The Compensation Committee believes that stock-based performance compensation is essential in aligning the interests of management and the Shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to retain their employment with the Company.  Consistent with these beliefs, the Compensation Committee awarded NEOs stock options and restricted stock units in fiscal 2012, which have the attributes set forth below.

	Stock Options	Restricted Stock Units
Align NEO and Shareholder Interests	• Each option entitles recipient to purchase a share of Company stock • Only have value if Company stock price exceeds option exercise price	• Upon vesting, each restricted stock units entitles recipient to one share of Company stock • Value of restricted stock units tied one-for-one to value of Company stock

Promote NEO Retention	• Vest in installments over three years contingent upon continued service • Subject to accelerated vesting upon change in control, termination due to death or disability and approved retirement.	• Vest in installments over three years contingent upon continued service • Accelerated vesting upon change in control, termination due to death or disability and approved retirement.

In Fiscal 2012, the Compensation Committee awarded the NEOs the number of stock options and restricted stock units listed in the table below.  When determining the number of stock options and restricted stock units to award each NEO, the Compensation Committee considered the difference between the base salary and bonus actually paid for fiscal 2011 and the total compensation that the Compensation Committee sought to award to the NEO based on the Company’s performance.  The options are exercisable at a price of $12.47 per share, a third of which options vested July 27, 2012 and the remaining of which vest in equal installments at each of July 27, 2013 and July 27, 2014.  A portion of the stock options granted to our NEOs are “incentive stock options” that, in general, offer the NEO the opportunity to receive favorable treatment if they retain the shares acquired upon exercise for one year. The restricted stock units vest in three equal installments at each of August 27, 2012, July 27, 2013 and July 27, 2014.  For additional information on the stock options and restricted stock units granted in fiscal 2012, see “Grants of Plan-Based Awards” below.

	Fiscal 2012 Grants
NEO	Stock Options (#)	Restricted Stock Units (#)
William L. Jasper	45,000	22,500
Ronald L. Smith	25,000	12,500
R. Roger Berrier, Jr.	35,000	17,500
Thomas H. Caudle, Jr.	6,000	3,000
Charles F. McCoy	16,000	8,000

Supplemental Key Employee Retirement Plan. As an additional means of attracting top executive talent and encouraging executives to remain employed with Company, the Company maintains the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”).  Participation in the SERP is limited to a select group of management employees that are selected by the Compensation Committee and includes each of our NEOs.  As described in greater detail following the Nonqualified Deferred Compensation table set forth below, the SERP provides additional retirement benefits payable to our NEOs following their termination of employment.

Perquisites and Other Benefits

Perquisites. Starting in fiscal 2012, the Compensation Committee determined that executives, including the NEOs should receive limited perquisites.  Therefore, the Company has discontinued its practice of providing its NEOs with car allowances, reimbursements for car expenses and payment of country club dues.

Retirement Benefits.  In order to provide employees at all levels with greater incentives, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Company’s Retirement Savings Plan (“401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations.  Pursuant to the 401(k) Plan, in fiscal 2012 the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance and Other Benefits.  The Company makes available health and insurance benefits to all employees, including the NEOs.  The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company.  Disability and life insurance benefits are paid by the Company for all salaried employees, however the NEOs receive additional life insurance coverage provided by the Company.

Change in Control Agreements.  The Company has historically provided its NEOs with severance benefits if their employment is involuntarily terminated after a change in control of the Company.  Providing such “double-trigger” change in control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives may feel when considering a corporate transaction.  As a result, our NEOs are more likely to retain their employment with the Company and complete such a corporate transaction, thereby enhancing long-term Shareholder value.

The terms of the individual agreements, and a calculation of the estimated severance payments payable to each NEO under their respective arrangements, are set forth below under “Potential Payments Upon Termination of Employment or Change in Control.”

Executive Officer Compensation Recoupment Policy

Effective at the beginning of fiscal 2012, based on the Compensation Committee’s recommendation and authorization, the Company adopted a new policy addressing the potential recovery of incentive compensation in the event of a material restatement of the Company’s financial results. This policy, also known as a “clawback” policy, applies to all of the Company’s executive officers, including the NEOs.  Under the policy, the Company may recover any incentive compensation paid to a current or former executive officer of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement.  In addition, if the Board determines that any current or former employee has engaged in fraud or certain other specified misconduct, the Board may require reimbursement of all compensation granted, earned or paid under annual incentive and long-term incentive cash plans, and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the Company’s executive compensation program.  Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees,” i.e., those employees named in the “Summary Compensation Table” below, other than the Company’s Chief Financial Officer, to the extent such compensation exceeds $1,000,000.  Based on its review of the likely impact of Section 162(m), the Compensation Committee may in the future recommend changes to the Company’s benefit plans in order to qualify compensation paid to covered employees for such exception.

Compensation Policies and Practices as they Relate to Risk Management

As previously discussed, the Company’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on the Company.  In addition the Company’s compensation policies and practices seek to align the interests of management with those of the Company’s Shareholders.  The Company believes its incentive compensation programs are appropriately balanced between value created indirectly by the performance of the Company’s stock and payments resulting from the achievement of specific financial performance objectives. The Compensation Committee considers risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company.  Overall, the Compensation Committee reached this conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near and long-term focus.

•
The overall compensation of our NEOs is not overly-weighted towards the achievement of performance criteria in a particular fiscal year and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•
Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging yet reasonable and attainable without excessive risk-taking.

•
The Company has implemented a compensation recoupment policy that allows the Company to recover certain compensation in the event of a restatement of its financial statements due to the material noncompliance of the Company with federal securities laws or in the event of certain fraud or other misconduct by an employee.

•
The Compensation Committee maintains an open dialogue with management regarding executive compensation policies and practices and the appropriate incentives to use in achieving near-term and long-term performance goals.

Shareholder Say-on-Pay Vote

At the 2011 Annual Meeting of Shareholders, our Shareholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s NEOs.  This is referred to as a “say-on-pay” proposal.  Approximately 94% of the votes cast on last year’s say-on-pay proposal were voted in favor of the proposal.  The Compensation Committee believes this vote result reflects the general approval of the Company’s approach to executive compensation.  Therefore, the Company continued in its current philosophy with respect to executive compensation and furthered aligned its compensation practices with its philosophy by awarding its NEOs certain long-term incentives designed to retain executive talent and align executives’ interests with those of Shareholders.  The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our NEOs.

The Board has determined that the Company’s Shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the Shareholders at the 2011 Annual Meeting of Shareholders.  Accordingly, at the Annual Meeting, Shareholders will again have the opportunity to indicate their views on NEO compensation.  For additional information, see “Proposal 2: Advisory Vote on Executive Compensation” in this Proxy Statement.

Compensation Discussion for Fiscal 2013

Subsequent to the end of fiscal 2012, at its July 2012 meeting the Compensation Committee determined not to increase or decrease fiscal 2013 base salaries for the NEOs from their respective fiscal 2012 base salaries.  It also granted the NEOs half of the stock options and restricted stock units granted in fiscal 2012.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s NEOs for services rendered in all capacities to the Company (including its subsidiaries) for each of the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

William L. Jasper	2012	685,231	257,625	280,575	354,465	—	88,983	1,666,879
Chairman and Chief	2011	635,000	—	—	—	333,375	91,518	1,059,893
Executive Officer	2010	635,000	—	—	495,855	635,000	91,792	1,857,647

Ronald L. Smith	2012	355,115	133,500	155,875	196,925	—	41,559	882,974
Vice President and Chief	2011	325,000	—	—	—	170,625	56,814	552,439
Financial Officer	2010	325,000	—	—	247,928	325,000	47,403	945,331

R. Roger Berrier, Jr.	2012	460,231	173,250	218,225	275,695	—	49,788	1,177,189
President and Chief	2011	375,385	—	—	—	215,250	54,971	645,606
Operating Officer	2010	360,000	—	—	396,684	360,000	55,628	1,172,312

Thomas H. Caudle, Jr.	2012	316,192	118,875	37,410	47,262	—	48,673	568,412
Vice President,	2011	290,000	—	—	—	152,250	57,598	499,848
Manufacturing	2010	279,617	—	—	121,209	290,000	44,778	735,604

Charles F. McCoy	2012	316,384	118,875	99,760	126,032	—	38,674	699,725
Vice President, Secretary,	2011	295,000	—	—	—	154,875	46,399	496,274
General Counsel, and Chief Risk, Governance and Compliance Officer	2010	278,077	—	—	121,209	295,000	41,653	735,939

(1)
Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to options granted in the fiscal year noted.  See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012 for more information about the value of equity awards.

(2)	All other compensation for each of the NEOs for fiscal 2012 consists of the following:

	William L. Jasper	Ronald L. Smith	R. Roger Berrier, Jr.	Thomas H. Caudle, Jr.	Charles F. McCoy
Life Insurance ($)	20,881	2,328	2,419	12,668	2,563
Contributions to Supplemental Key Employee Retirement Plan ($)	56,205	28,969	36,426	25,817	26,030
Matching 401(k) Contribution ($)	11,897	10,262	10,943	10,188	10,081
Total	$88,983	$41,559	$49,788	$48,673	$38,674

Grants Of Plan-Based Awards

During fiscal 2012 there were no grants of plan-based performance bonus cash awards.  The grants of plan-based long-term equity incentive awards issued to the NEOs, as well as estimated possible payouts under non-equity incentive plan awards, are set forth below.

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
William L. Jasper	Annual Cash Incentive	7/27/11	257,625	515,250	1,030,500	—	—	—	—
	Stock Options	7/27/11	—	—	—	—	45,000	12.47	354,465
	Restricted Stock Units	7/27/11	—	—	—	22,500	—	—	280,575

Ronald L. Smith	Annual Cash Incentive	7/27/11	133,500	267,000	534,000	—	—	—	—
	Stock Options	7/27/11	—	—	—	—	25,000	12.47	196,925
	Restricted Stock Units	7/27/11	—	—	—	12,500	—	—	155,875

R. Roger Berrier, Jr.	Annual Cash Incentive	7/27/11	173,250	346,500	693,000	—	—	—	—
	Stock Options	7/27/11	—	—	—	—	35,000	12.47	275,695
	Restricted Stock Units	7/27/11	—	—	—	17,500	—	—	218,225

Thomas H. Caudle, Jr.	Annual Cash Incentive	7/27/11	118,875	237,750	475,500	—	—	—	—
	Stock Options	7/27/11	—	—	—	—	6,000	12.47	47,262
	Restricted Stock Units	7/27/11	—	—	—	3,000	—	—	37,410

Charles F. McCoy	Annual Cash Incentive	7/27/11	118,875	237,750	475,500	—	—	—	—
	Stock Options	7/27/11	—	—	—	—	16,000	12.47	126,032
	Restricted Stock Units	7/27/11	—	—	—	8,000	—	—	99,760

(1)
Represents the threshold, target and maximum payments the NEOs were eligible to earn pursuant to the Company’s fiscal 2012 annual cash incentive plan.  The threshold, target and maximum payout amounts represent 37.5%, 75% and 150% of the respective NEO’s fiscal 2012 base salary and were based on the Company achieving $52.8 million, $66 million and $79.2 million adjusted EBITDA for fiscal 2012, respectively.  Based on the Company’s actual fiscal 2012 adjusted EBITDA, no NEO received a payment under the Company’s annual cash incentive plan. However, the Compensation Committee determined to award the NEOs discretionary cash bonuses.  The discretionary bonuses are set forth in the Bonus column to the Summary Compensation Table and described under “Compensation Discussion and Analysis” above.

(2)
Represents restricted stock units granted to NEOs pursuant to the LTIP during fiscal 2012.  The restricted stock units vest in three installments at each of August 27, 2012, July 27, 2013 and July 27, 2014.  Upon vesting, each restricted stock unit entitles the holder to one share of the Company’s common stock.

(3)
Represents stock options granted to NEOs pursuant to the LTIP during fiscal 2012.  The stock options are exercisable at a price of $12.47 per share, one third of which options vested on July 27, 2012 and the remaining of which vest in equal installments on each of July 27, 2013 and July 27, 2014.  Upon vesting, each stock option entitles the holder to acquire one share of the Company’s common stock.

(4)
The amounts in this column do not represent amounts the NEOs received or are entitled to receive.  As required by SEC rule, this column represents the full grant date fair value of the restricted stock units and the stock options granted to the NEOs during fiscal 2012.  The full grant date fair value is the amount that the Company will recognize in its financial statements over the award’s vesting schedule, subject to any forfeitures.  The grant date fair value was determined under FASB ASC 718.  See Note 16 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 24, 2012.

Employment Agreements and Other Individual Agreements with Named Executive Officers

None of our NEOs are employed pursuant to employment agreements; however, the Company has entered into Change in Control Agreements with each of our NEOs.  In general, the Change in Control Agreements provide our NEOs with severance benefits upon their involuntary termination of employment following a change in control of the Company.  Please refer to “Potential Payments Upon Termination or Change in Control” section below for detailed information concerning these agreements.

We have also granted various long-term incentive awards to each of our NEOs.  The material terms of these awards are set forth in “Compensation Discussion & Analysis,” “Grants of Plan-Based Awards” table and “Outstanding Equity Awards at Fiscal Year End” table.

Outstanding Equity Awards At Fiscal Year End

The following table provides information concerning the outstanding equity awards for each of the NEOs of the Company as of the end of fiscal 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards(1)				Stock Awards(5)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

William L. Jasper	33,333	—	10.20	4/19/2016	—	—
	21,666	—	8.67	7/26/2016	—	—
	—	133,333	8.16	10/24/2017 (2)	—	—
	99,999	50,001	5.73	7/28/2019 (3)	—	—
	—	45,000	12.47	7/27/2021 (4)	—	—
	—	—	—	—	22,500	280,575

Ronald L. Smith	16,666	—	8.28	7/1/2014	—	—
	16,666	—	8.67	7/26/2016	—	—
	—	49,999	8.16	10/24/2017 (2)	—	—
	49,999	25,001	5.73	7/28/2019 (3)	—	—
	—	25,000	12.47	7/27/2021 (4)	—	—
	—	—	—	—	12,500	155,875

R. Roger Berrier, Jr.	16,666	—	8.28	7/1/2014	—	—
	16,666	—	10.20	4/19/2016	—	—
	21,666	—	8.67	7/26/2016	—	—
	—	99,999	8.16	10/24/2017 (2)	—	—
	79,999	40,001	5.73	7/28/2019 (3)	—	—
	—	35,000	12.47	7/27/2021 (4)	—	—
	—	—	—	—	17,500	218,225

Thomas H. Caudle, Jr.	39,999	—	8.28	7/1/2014	—	—
	21,666	—	8.67	7/26/2016	—	—
	—	16,666	8.16	10/24/2017 (2)	—	—
	24,444	12,222	5.73	7/28/2019 (3)	—	—
	—	6,000	12.47	7/27/2021 (4)	—	—
	—	—	—	—	3,000	37,410

Charles F. McCoy	33,333	—	8.28	7/1/2014	—	—
	21,666	—	8.67	7/26/2016	—	—
	—	16,666	8.16	10/24/2017 (2)	—	—
	24,444	12,222	5.73	7/28/2019 (3)	—	—
	—	16,000	12.47	7/27/2021 (4)	—	—
	—	—	—	—	8,000	99,760

(1)	Represents grants made from 2004 through June 24, 2012. Unless otherwise noted, outstanding stock options are fully vested as of June 24, 2012.

(2)
The Company granted each NEO stock options on October 24, 2007 that will become vested when the closing price of the Company’s Common Stock as listed on the NYSE is at least $18.00 per share for 30 consecutive days, contingent upon the NEO’s continued service through the applicable vesting date.

(3)
The Company granted each NEO stock options on July 28, 2009, which vest in one-third increments on each of the first three anniversaries of the date of grant, contingent upon the NEO’s continued service through the applicable vesting date.

(4)
The Company granted each NEO stock options on July 27, 2011, which vest in one-third increments on each of the first three anniversaries of the date of grant, contingent upon the NEO’s continued service through the applicable vesting date.

(5)
The Company granted each NEO restricted stock units on July 27, 2011, which vest in one-third increments on each of August 27, 2012, July 27, 2013 and July 27, 2014, contingent upon the NEO’s continued service through the applicable vesting date.

Options Exercised And Stock Vested

During fiscal 2012 there were no exercises of stock options or vesting of stock awards issued to the NEOs.

Pension Benefits

The Company does not sponsor, maintain or contribute to any retirement plans that provide for a specified level of retirement benefits (i.e., defined benefit retirement plans).

Non-Qualified Deferred Compensation

The following table provides information with respect to the Company’s non-tax qualified compensation deferral plans for each of the Company’s NEOs.

	Non-Qualified Deferred Compensation for Fiscal Year 2012
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

William L. Jasper	—	56,205	25,265	—	367,257
Ronald L. Smith	—	28,969	13,321	—	193,615
R. Roger Berrier, Jr.	—	36,426	16,569	—	240,840
Thomas H. Caudle, Jr.	—	25,817	16,317	—	236,838
Charles F. McCoy	—	26,030	15,334	—	222,625

(1)	Amounts represent Company contributions to the SERP on behalf of the NEOs during fiscal 2012. These amounts are reported in the Summary Compensation Table under “All Other Compensation.”

Supplemental Key Employee Retirement Plan

The Company maintains the SERP to provide additional retirement benefits to a select group of management or highly-compensated employees, including each of our NEOs.  On an annual basis, the Company credits to the participant’s account an amount equal to 8½% for executive officers, or 5½% for non-executive officers, multiplied by the participant’s base salary.  Each participant is always 100% vested in the participant’s SERP account and earns interest on the amounts contributed to the participant’s account as if it had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein.  Participants are not entitled to a distribution from the SERP until their termination of employment with the Company, at which time they must wait six months to receive a lump sum payment equal to the balance of their respective accounts.  If a participant’s termination is due to death or disability, this six-month delay period is waived.

Potential Payments Upon Termination Or Change In Control

Change in Control Agreements.  In order to ensure that in the event of a possible “change in control” of the Company (as defined below), the stability and continuity of management will continue unimpaired, free of distractions incident to any such change in control, the Company is a party to Change in Control Agreements with each of its NEOs, which originally became effective August 14, 2009 and were subsequently amended on December 31, 2011 (the “Change in Control Agreements”).  Absent a change in control, the Change in Control Agreements will expire on the earlier of the NEO’s termination of employment or December 31, 2014.  In the event a change in control occurs prior to December 31, 2014, the Change in Control Agreements will expire on the two year anniversary of the change in control.

The Change in Control Agreements provide for the severance benefits described below, in the event their employment with the Company is terminated under certain circumstances following a change in control:

•
2.99 times the average total compensation paid to the NEO by the Company during the five calendar years (or less if the NEO has been employed by the Company for fewer than five years) preceding the change in control.

o	This amount is paid in 24 equal monthly installments without interest.

•
Continued participation in Company-sponsored life insurance, medical, health and accident and disability plans and programs until the earlier of the second anniversary of the NEO’s termination of employment or the NEO’s commencement of full-time employment with a new employer.

The Change in Control Agreements do not provide for any tax “gross-up” payments and the salary continuation payments may also be reduced to an amount such that they do not constitute an excess parachute payment under Code Section 280G.

Under the Change in Control Agreements, a “change in control” is deemed to have occurred in the event of certain significant changes to the ownership of the Company, including when:

1.
A consolidation or merger occurs in which the Company is not the surviving legal entity or pursuant to which shares of the Company’s common stock are converted in cash, securities or other property (other than a merger in which the Company’s stockholders have the same proportionate ownership of the surviving corporation after the merger);

2.	A sale, lease, exchange or other transfer of all or substantially all of the Company’s assets;

3.	The approval by the Company’s Shareholders of any plan or proposal of liquidation or dissolution of the Company;

4.	The acquisition of 20% or more of the Company’s outstanding common stock by any “person” (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended); or

5.
The failure, during any two consecutive year period, for individuals who constituted a majority of the Board at the beginning of the period to constitute a majority of the Board at the end of the period (unless the election or nomination of any new director was approved by at least two-thirds of the directors who were members of the Board at the beginning of the period).

Our NEOs will receive severance benefits under the Change in Control Agreements if they are terminated without “cause” or if they resign for “good reason” within two years following the change in control.  The Company may terminate an NEO for “cause” only on the basis of fraud, misappropriation, or embezzlement or the NEO’s malfeasance or misfeasance in performing his duties owed to the Company.

Equity Awards.  Additionally, under the Unifi, Inc. 1999 Long-Term Incentive Plan (the “1999 LTIP”) and the 2008 LTIP, upon a “change in control” all stock options and other stock awards, including the stock options and restricted stock units awarded to our NEOs during fiscal 2012 will become fully vested and the options will be immediately exercisable.

The 2008 LTIP defines a change in control as:

•
The acquisition of more than 50% of the total fair market value or total voting power of the Company’s stock (other than an acquisition by a person, entity or group that already owns more than 50% of the total fair market value or total voting power before the acquisition);

•	The acquisition of 20% or more of the total voting power of the Company within a 12-month period;

•
The replacement of a majority of the members of the Board during any 24-month period by directors whose appointment or election is not endorsed by two-thirds of the incumbent members of the Company’s Board; or

•	The acquisition of 40% or more of the total gross fair market value of the Company’s assets.

Our NEOs may also become vested in the restricted stock units and certain stock options that vest based on continued service with the Company, including the stock options granted to them in fiscal 2012, upon their retirement with approval by the Compensation Committee after attaining age 57 and upon a termination of employment due to death or disability.  In addition, the restricted stock unit awards granted in fiscal 2012 provide for accelerated vesting of all unvested restricted stock units upon a termination of an NEO’s employment without cause after August 27, 2012.

Accrued and Vested Benefits.  Each of the NEOs has accrued various benefits under the Company’s equity compensation programs, such as the 1999 LTIP and the 2008 LTIP, retirement plans, such as the SERP, and other broad-based employee benefit plans.  Many of these benefits and awards are fully vested and each of the NEOs would receive all of his vested benefits and awards in the event that his employment with the Company ends for any reason.

Potential Payments upon Termination of Employment or a Change in Control

The table below summarizes the potential payments upon termination of employment or a change in control of the Company as of June 24, 2012.

NEO		Change in Control ($)	Termination For Any Reason ($)	Termination Due to Death, Disability or Approved Retirement ($)	Termination without Cause or Resignation for Good Reason w/in 2 years After Change in Control ($)
William L. Jasper	Severance and Benefit Continuation(1)	—	—	—	2,811,433
	Accelerated Equity Awards(2)(4)	1,093,447	—	582,781	1,093,447
	Accrued and Vested Benefits(3)(4)	—	1,124,848	1,124,848	1,124,848
	Total	1,093,447	1,124,848	1,707,629	5,029,728

Ronald L. Smith	Severance and Benefit Continuation(1)	—	—	—	1,478,534
	Accelerated Equity Awards(2)(4)	497,877	—	306,381	497,877
	Accrued and Vested Benefits(3)(4)	—	623,771	623,771	623,771
	Total	497,877	623,771	930,152	2,600,182

R. Roger Berrier, Jr.	Severance and Benefit Continuation(1)	—	—	—	1,745,527
	Accelerated Equity Awards(2)(4)	843,227	—	460,231	843,227
	Accrued and Vested Benefits(3)(4)	—	905,228	905,228	905,228
	Total	843,227	905,228	1,365,459	3,493,982

Thomas H. Caudle, Jr.	Severance and Benefit Continuation(1)	—	—	—	1,394,706
	Accelerated Equity Awards(2)(4)	176,311	—	112,480	176,311
	Accrued and Vested Benefits(3)(4)	—	610,185	610,185	610,185
	Total	176,311	610,185	722,665	2,181,202

Charles F. McCoy	Severance and Benefit Continuation(1)	—	—	—	1,348,408
	Accelerated Equity Awards(2)(4)	236,261	—	172,430	236,261
	Accrued and Vested Benefits(3)(4)	—	571,241	571,241	571,241
	Total	236,261	571,241	743,671	2,155,910

(1)
Consists of severance benefits and health and welfare benefits.  Health and welfare benefits represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each NEO under the terms of the Change in Control Agreements.

(2)
As described above, all outstanding and unvested stock options and restricted stock units will become vested upon a change in control of the Company.  In addition, upon an NEO’s termination of employment due to death, disability or approved retirement, the unvested stock options which vest solely based on the NEO’s continued service and all unvested restricted stock units are subject to accelerated vesting.  Stock options that vest based on an NEO’s continued service and the Company’s achievement of a specified share price do not provide for such accelerated vesting upon termination due to death, disability or approved retirement.

(3)	Amounts shown assume the Company experienced a change in control and the NEO was terminated without cause or resigned for good reason on June 24, 2012.

(4)
For purposes of this table, it is assumed that: (a) all vested stock options are exercised on the last business day before June 24, 2012, and the value of such vested stock options is calculated by multiplying the number of stock options by the difference between the exercise price and the closing market price; and (b) as of the date of termination or change in control, as applicable, each vested restricted stock unit is converted into one share of Common Stock and the aggregate value of such vested restricted stock units is calculated by multiplying the number of restricted stock units by the closing market price.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and each of the NEOs in the Summary Compensation Table included herein, and of all current directors and executive officers of the Company as a group, as of September 1, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William J. Armfield, IV(2)	283,681	1.41%
R. Roger Berrier, Jr.(3)	300,493	1.47%
Thomas H. Caudle, Jr.(4)	119,637	°
Archibald Cox, Jr.(5)	157,427	°
William L. Jasper(6)	366,932	1.79%
Kenneth G. Langone(7)	917,161	4.56%
Charles F. McCoy(8)	118,998	°
George R. Perkins, Jr.(9)	348,641	1.73%
Suzanne M. Present(10)	127,905	°
William M. Sams(11)	1,638,171	8.15%
Ronald L. Smith(12)	170,831	°
G. Alfred Webster(13)	55,538	°
Mitchel Weinberger(14)	1,765,927	8.79%
All directors and executive officers as a group (13 persons)	6,246,710	29.39%

°	Represents less than one percent (1%) of the Common Stock.

(1)
All shares are owned directly and with sole voting and investment power, except as otherwise noted.  The information presented in this table was based upon Company information, information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)
Includes 261,932 shares that Mr. Armfield has pledged as collateral.  Also includes 9,095 shares that Mr. Armfield has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as a director, 3,333 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(3)
Includes 5,833 shares that Mr. Berrier has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company, 186,664 shares that Mr. Berrier has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2012, 99,999 shares that Mr. Berrier would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 7,166 shares owned by the Julie Beamer Berrier Revocable Trust, as to which he does not have any voting or investment power.

(4)
Includes 1,000 shares that Mr. Caudle has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company, 100,331 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2012, and 16,666 shares that Mr. Caudle would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)
Includes 9,095 shares that Mr. Cox has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director and 6,666 shares that Mr. Cox has the right to purchase under stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(6)
Includes 7,500 shares that Mr. Jasper has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company, 219,999 shares that Mr. Jasper has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2012, and 133,333 shares that Mr. Jasper would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(7)
Includes 100,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and of which Mr. Langone has shared voting and investment power and 5,000 shares owned by Mr. Langone’s wife, as to which he has shared voting and investment power.  Also includes 9,095 shares that Mr. Langone has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director, 3,333 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(8)
Includes 2,667 shares that Mr. McCoy has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company, 96,998 shares that Mr. McCoy has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2012, and 16,666 shares that Mr. McCoy would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 366 shares jointly owned with his wife as to which he has shared voting and investment power.

(9)
Includes 9,095 shares that Mr. Perkins has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director, 3,333 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(10)
Includes 122,410 shares owned by Marlin Sams Fund L.P., of which Ms. Present is deemed to be the beneficial owner, but as to which she specifically disclaims beneficial ownership.  Also includes 5,495 shares that Ms. Present has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director, as to which she would have sole voting and investment power upon acquisition.

(11)
Includes 1,500,000 shares that Mr. Sams has pledged as collateral.  Also includes 122,410 shares owned by Marlin Sams Fund L.P. (which are the same shares deemed to be held by Ms. Present and disclosed above), of which Mr. Sams is deemed to be the beneficial owner, but as to which he specifically disclaims beneficial ownership, and 9,095 shares that Mr. Sams has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director, 3,333 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, and 3,333 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(12)
Includes 4,167 shares that Mr. Smith has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of employment with the Company, 116,665 shares that Mr. Smith has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2012, and 49,999 shares that Mr. Smith would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $18.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(13)
Includes 14,589 shares that Mr. Webster has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director, 3,333 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $24.00 per share for 30 consecutive days, 3,333 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2012, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $30.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition and 34,283 shares which Mr. Webster owns jointly with his wife, and together they share voting and investment power.

(14)
Includes 1,730,432 shares owned by Dillon, as to which Mr. Weinberger has shared voting and investment power and as to which Mr. Weinberger disclaims beneficial ownership.  Also includes 5,495 shares that Mr. Weinberger has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of services as director, as to which he would have sole voting and investment power upon acquisition.

DIRECTORS’ COMPENSATION

The following table shows compensation information for the Company’s directors for fiscal 2012.

Director Compensation Table for Fiscal 2012

Name	Stock Awards ($)(1)	Total ($)

William J. Armfield, IV	50,005	50,005
R. Roger Berrier, Jr.	—	—
Archibald Cox, Jr.	50,005	50,005
William L. Jasper	—	—
Kenneth G. Langone	50,005	50,005
George R. Perkins, Jr.	50,005	50,005
Suzanne M. Present	50,005	50,005
William M. Sams	50,005	50,005
G. Alfred Webster	100,000	100,000
Mitchel Weinberger	50,005	50,005

(1)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to restricted stock units granted in fiscal 2012. See Note 16 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012 for more information about the value of restricted stock unit awards.  With respect to Mr. Berrier and Mr. Jasper please see “Outstanding Equity Awards at Fiscal Year End” for a list of equity awards outstanding at June 24, 2012.  At June 24, 2012, Messrs. Armfield, Cox, Langone, Perkins, and Sams each had options to purchase 6,666 shares of Common Stock and restricted stock units representing the right to receive 9,095 shares of Common Stock, Mr. Webster had options to purchase 6,666 shares of Common Stock and restricted stock units representing the right to receive 14,589 shares of Common Stock, and Ms. Present and Mr. Weinberger each had restricted stock units representing the right to receive 5,495 shares of Common Stock.

The Company does not pay any meeting fees to its directors.  At the Board meeting following the 2011 Annual Meeting of Shareholders, the Company granted restricted stock units to each non-employee director of the Company as an annual retainer.  Each non-employee director received 5,495 restricted stock units, and Mr. Webster received an additional 5,494 restricted stock units (for a total of 10,989 restricted stock units) for his service as Lead Director.  These restricted stock units represent the right to receive shares of Common Stock and convey no rights of ownership in shares of Common Stock until such restricted stock units have been distributed to the non-employee directors in the form of Common Stock.  The restricted stock units became fully vested on the grant date of October 26, 2011, and will be converted into an equivalent number of shares of Common Stock and distributed to the non-employee director following such director’s termination of services as a member of the Board.

In addition, the Company may reimburse each such director for reasonable expenses incurred in attending those meetings.  The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Securities and Exchange Commission rules and as required by Section 14A of the Exchange Act, we are asking Shareholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for its 2012 Annual Meeting of Shareholders, including in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby approved.”

This advisory vote is not intended to address any specific element of executive compensation, but instead is intended to address the overall compensation of the NEOs as disclosed in this Proxy Statement.  The Company includes this advisory vote annually, and the next such vote will occur at the 2013 Annual Meeting of Shareholders.

The Company’s executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to the Company’s future success for the long-term benefit of Shareholders and reward them for doing so. Accordingly, the Board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and that the Company’s executive compensation program reflects this belief.

Largely as a result of the external business conditions beyond the control of our executives, the Company’s adjusted EBITDA was lower than the target adjusted EBITDA set before some of the changes in the economic climate that caused reduced adjusted EBITDA.  However, the Company made significant progress in several areas, such as the refinancing of its indebtedness as part of the Company’s deleveraging strategy, that the Board believes will ultimately lead to long-term Shareholder value.  In addition, the leadership exhibited by the Company’s executive team during the first half of fiscal 2012 enabled the Company to post a strong upward trend in adjusted EBITDA in the second half of the year.

In keeping with its overall compensation philosophy, the compensation received by our executives during fiscal 2012 reflects the Company’s overall performance:

•	Base salaries were increased at the beginning of fiscal 2012 to reflect current market trends and additional responsibilities assigned to Mr. Berrier;

•	Annual cash incentive compensation was reduced to one-half of the target amounts; and

•	Long-term equity incentives were awarded to ensure executive compensation is closely aligned with the creation of Shareholder value and to promote executive retention.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 8 through 25, which provide detailed information on the Company’s compensation philosophy, policies and practices and the compensation of the Company’s NEOs.

Effect of the Proposal

 This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions made by the Board or the Compensation Committee. Because the Company highly values the opinions of its Shareholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Vote Required for Approval

 The affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting, is required to approve this proposal.

The Board recommends that the Shareholders vote “For” this proposal to approve the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

PROPOSAL 3:
RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority, the Company’s Audit Committee has retained KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2013. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board deems it advisable to obtain your ratification of this appointment.  In retaining KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by KPMG was compatible with maintaining KPMG independence and concluded that it was.

KPMG has been the Company’s independent auditors since March 2011.  Representatives of KPMG are expected to be present at the Annual Meeting.  They will have the opportunity to make a statement if they so desire and to answer appropriate questions from Shareholders.

Change in Accountants

On March 22, 2011, the Company dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm. The decision to change accountants was approved by the Audit Committee. The audit reports of Ernst & Young on the consolidated financial statements of the Company as of, and for the years ended, June 27, 2010 and June 28, 2009, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal 2010 and fiscal 2009, and during the interim period through March 22, 2011, there were no: (a) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference in connection with their report to the subject matter of the disagreement, or (b) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of the Company’s Current Report on Form 8-K dated March 28, 2011, the Company provided Ernst & Young with a copy of the above disclosures, and requested that Ernst & Young furnish the Company with a letter addressed to the SEC stating whether Ernst & Young agrees with the statements made by the Company in the paragraph above. The Company subsequently received the requested letter, and a copy of such letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated March 28, 2011.

On March 26, 2011, the Company engaged KPMG as the Company’s new independent registered public accounting firm. The decision to engage KPMG was approved by the Audit Committee. During fiscal 2010 and fiscal 2009, and during the interim period through March 26, 2011, neither the Company nor anyone acting on the Company’s behalf consulted with KPMG regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

The change in independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by Ernst & Young.

Audit Fees

The fees for professional services rendered to the Company by its independent registered public accounting firms for the fiscal years indicated below were as follows:

	Fiscal Years Ended
	June 24, 2012(1)	June 26, 2011(2)
Audit Fees(3)	$741,585	$542,979
Audit-Related Fees		—
Tax Fees(4)	$180,646	$46,554
All Other Fees	—	—

(1)	Column reflects fees billed by KPMG, who served as the Company’s independent registered public accounting firm during fiscal 2012.

(2)
Column reflects fees billed by KPMG, who served as the Company’s independent registered public accounting firm after March 26, 2011 and who issued a report on the Company’s consolidated financial statements for fiscal 2011.

(3)	Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
(4)	Consists of aggregate fees paid for tax compliance, consultation and related tax matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountant.  The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm.  Pursuant to this policy, the Audit Committee will annually consider and approve, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm.  It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to the Audit Committee for consideration (a) at a regular meeting, (b) at a special meeting called to consider the proposed engagement or by a unanimous written consent of the Audit Committee or (c) by the Chairperson of the Audit Committee, or another member of the Audit Committee.  If permissible non-audit services are pre-approved by the Chairperson or another member of the Committee, that decision is required to be presented at the next meeting of the Audit Committee.  The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.  All of the fees paid to KPMG in fiscal 2012 were pre-approved by the Audit Committee.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by Shareholders entitled to vote, present in person or represented by proxy at the Annual Meeting, is required to approve this proposal.

The Board recommends that the Shareholders vote “For” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

If the Shareholders do not ratify the appointment of KPMG, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Executive Committee.  The Compensation Committee met two (2) times during the last fiscal year.  The Audit Committee met eight (8) times during the last fiscal year.  The Governance Committee met one (1) time during the last fiscal year.  The Executive Committee met five (5) times during the last fiscal year.

The Compensation Committee operates under a written charter, adopted in April 2003 and amended in July 2004.  The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers.  At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the CEO), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation.  The Compensation Committee annually determines whether the CEO and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees.  The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans, including the 2008 Plan.  Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards.  The current members of the Compensation Committee are Messrs. Webster (Chair), Armfield and Cox.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004.  The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and independent auditors.  The Audit Committee, among other things, is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures.  Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards.  The current members of the Audit Committee are Ms. Present (Chair) and Messrs. Armfield and Sams.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007.  The Governance Committee is responsible for, among other things, identifying candidates to serve as directors of the Company consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company.  It is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairpersons.  The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel.  The Governance Committee reviews the Corporate Governance Issues and Policies Guidelines (the “Corporate Governance Guidelines”) from time to time and recommends to the Board any changes to the Corporate Governance Guidelines.  The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Policy Statement”), reviews the Policy Statement from time to time and provides recommendations to the Board for any changes to the Policy Statement.  The Governance Committee also administers the Company’s Related Person Transactions Approval Policy (the “Related Person Transactions Policy”) and may from time to time recommend to the Board any changes to the Related Person Transactions Policy.  Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards.  The current members of the Governance Committee are Messrs. Webster (Chair), Langone and Perkins.

The Executive Committee operates under a written charter adopted in September 2007.  The Executive Committee may exercise all of the authority of the Board in the management of the Company, subject to limitations under New York law.  The current members of the Executive Committee are Messrs. Jasper (Chair), Berrier, Webster and Weinberger.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Governance Committee will consider those recommendations by Shareholders of director nominees which are submitted in writing, with biographical and business experience information, to the Secretary of the Company, in the manner described in the section entitled “Shareholder Proposals” contained in this Proxy Statement.  All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision.  In addition, the Board is comprised of directors from various backgrounds and professions in order to maximize perspective and ensure a wealth of experiences to inform its decisions.  The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience.  The Governance Committee and Board does not have a specific diversity policy, but believes that diversity is a critical aspect of a well functioning Board, and that directors of men and women of different ages, races and ethnic backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s mission.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board.  Other than the foregoing, there are no stated minimum criteria for director nominees.  The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the Shareholders.  Shareholder nominees will be analyzed by the Governance Committee in the same manner as nominees that are otherwise considered by the Governance Committee.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives.  If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Governance Committee will identify a new nominee with the desired skills and experience as outlined above.  To date, the Governance Committee has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although it reserves the right to do so in the future if necessary.

Pursuant to the Corporate Governance and Nominating Committee Charter, the Governance Committee periodically reviews the criteria for the selection of Board members to insure that the criteria, including diversity, are being addressed appropriately. The Governance Committee conducts an annual assessment of its performance and of the Charter in general in accordance with the Corporate Governance and Nominating Committee Charter and recommends changes to the Board when necessary.

All nominees for election to the Board have been recommended by the Governance Committee.  All such nominees are current directors standing for re-election.

ATTENDANCE OF DIRECTORS

The Board met six (6) times during fiscal 2012.  All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member.

CORPORATE GOVERNANCE MATTERS

Director Independence

For a director to be considered independent under the NYSE Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director of the Company.  As permitted by the NYSE Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations.  These standards are listed in Exhibit A to the Corporate Governance Guidelines available on the Company’s web site www.unifi.com under the “Investor Relations” section.

In making its independence determinations, the Board considered the relationship between the Company and Cupron, Inc.  Mr. Armfield, a director of the Company, is also a director of, and holds an indirect minority equity interest in, Cupron, Inc.  In fiscal 2012, the Company recorded sales to Cupron, Inc. in the aggregate amount of $116,000.  After considering this relationship as well as the Director Independence Standards, the NYSE Corporate Governance Standards, and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company and the transactions described in the section entitled “Transactions with Related Persons, Promoters and Certain Control Persons” below, the Board has determined that all of its current members, other than Messrs. Weinberger, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the NYSE and are independent.

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of Shareholders, the Board has adopted the Corporate Governance Guidelines.  Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board.  The Corporate Governance Guidelines and the committee charters are available on the Company’s web site at www.unifi.com under the “Investor Relations” section.  In addition, print copies of the Corporate Governance Guidelines and the committee charters are available to any Shareholder that requests a copy.

Audit Committee Financial Experts

The Board has determined that at least two members of the Audit Committee, William J. Armfield, IV, and Suzanne M. Present, are audit committee financial experts.  Mr. Armfield and Ms. Present are each “independent” as that term is defined in the NYSE Corporate Governance Standards.

Executive Sessions of Non-Management Directors

Non-management directors meet without management present at regularly scheduled executive sessions.  The group of non-management directors currently includes directors that are not independent.  To the extent, however, that there are non-management directors who are not independent, then at least once a year there will be scheduled an executive session including only independent directors.  During fiscal 2012, Mr. Webster, as the Company’s independent Lead Director, presided over meetings of the independent and non-management directors.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics applicable to members of the Board and executive officers, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Code of Business Conduct and Ethics”).  The Company has also adopted the Policy Statement that applies to all employees.  The Code of Business Conduct and Ethics and the Policy Statement are available on the Company’s web site referenced above, under the “Investor Relations” section and printed copies of each are available to any Shareholder that requests a copy.  Any amendments to or waiver of the Code of Business Conduct and Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer will be disclosed on the Company’s web site promptly following the date of such amendment or waiver.

Shareholder and Interested Party Communications

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors, as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, c/o Corporate Compliance Officer, 7201 West Friendly Avenue, Greensboro, North Carolina 27410.  Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group will be forwarded accordingly.  If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board.  Reference is also made to Article IX of the Corporate Governance Guidelines.

Director Attendance at Annual Meetings

At the 2011 Annual Meeting of Shareholders, all ten members of our Board were in attendance.  The Company believes that the Annual Meeting is an opportunity for Shareholders to communicate directly with our directors.  Directors are encouraged to attend the Annual Meeting of Shareholders.

Board Leadership Structure

Mr. Jasper, the Company’s CEO, is the Chairman of the Board. Mr. Webster serves as the Company’s independent Lead Director, and in such capacity acts as a liaison between the non-management directors and the Company’s management, chairs the executive sessions of non-management directors, and consults with the Chairman of the Board regarding agendas for Board meetings and other matters pertinent to the Company and the Board.  The Board has determined that Mr. Jasper’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its Shareholders because Mr. Jasper possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters.  The combined positions help to provide a unified leadership and direction for the Company, enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s Shareholders, employees, customers and suppliers.  Furthermore, the Board believes that this practice is appropriate in light of the fact that it has designated an independent Lead Director, and the Compensation Committee, Governance Committee and Audit Committee are each comprised solely of independent directors. The Board believes that its current leadership structure enhances Mr. Jasper’s ability to provide insight and direction on important strategic initiatives simultaneously to both management and the independent directors.

Role in Risk Oversight

As the Company’s principal governing body, the Board has the ultimate responsibility for overseeing the Company’s risk management practices. Certain risk management functions have been delegated to committees of the Board.

Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is the supervision of the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, and the oversight of the performance of the Company's internal audit function and outside auditors. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

•
Review with the outside auditor and management, as appropriate, significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company's financial statements;

•
Review with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company's accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management; and

•
In consultation with the management and the outside auditors, consider the integrity of the Company’s financial reporting processes and controls and consult concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls.

In addition, the Company performs an Enterprise Risk Management (“ERM”) risk assessment that is presented to and approved by the Audit Committee.  On a quarterly basis, the ERM Steering Committee meets to review the Company’s “Critical Risks” to make sure there have been no changes in any Critical Risk that would require immediate action by the Company.  The ERM Steering Committee also reviews “Emerging Risks” to determine if there are any such risks that could affect the Company and take appropriate actions should an Emerging Risk be identified.  The Company’s Chief Risk Officer prepares quarterly reports to the Executive Committee, which is the Board Committee with primary oversight responsibility for the Company’s ERM system, and gives the Executive Committee a quarterly update on the Company’s ERM actions.  The Executive Committee then updates the Board.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during fiscal 2012 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.  Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Business Conduct and Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship which does or may conflict with the interests of the Company, prior to the entry into of such transaction.  Pursuant to the Related Person Transactions Policy the Company’s General Counsel must submit any potential or actual conflict of interest involving an officer, director or related person to the Governance Committee for review and approval.  Under this policy, the Governance Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction.  All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

Transactions with Dillon Yarn Corporation

In fiscal 2007, the Company purchased the polyester and nylon texturing operations of Dillon (the “Transaction”).  In connection with the Transaction the Company and Dillon entered into a Sales and Services Agreement, pursuant to which the Company has engaged Dillon for certain sales and transitional services to be provided by Dillon’s sales staff and executive management.  Under the Sales and Services Agreement as amended to date, the parties agreed that the amount to be paid by the Company was $250,000 per calendar quarter from July 1, 2011 through December 31, 2011 and $106,250 per calendar quarter from January 1, 2012 until the current term of the agreement expires on December 31, 2012, plus certain employee and other expense reimbursements.

Pursuant to the Sales and Services Agreement, the Company paid Dillon $0.8 million for fiscal 2012, consisting of the quarterly payments mentioned above, plus $0.1 million for certain employee and other expense reimbursements.  In addition, during fiscal 2012, the Company recorded sales to Dillon in the aggregate amount of $0.1 million and purchased products from Dillon in an aggregate amount of $2.3 million.  Mr. Weinberger is the President and Chief Operating Officer of Dillon.  The terms of the Sales and Services Agreement with Dillon are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar services.

Transactions with American Drawtech Company, Inc.

During fiscal 2012, the Company recorded sales to American Drawtech Company, Inc. (“ADC”) in the aggregate amount of $2.9 million and purchased products from ADC in aggregate amount ADC of $0.1 million.

Mr. Weinberger is an Executive Vice President and director of ADC.  The sales terms, in management’s opinion, are comparable to terms that the Company would have been able to negotiate with an independent third party.

Transactions with Salem Holding Company

In fiscal 2012, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.1 million in connection with leases of tractors and trailers, and for related services.  Mr. Langone owns a 33 1/3% equity interest in, is a director and is the Chairman of the Board of Salem Holding Company.  The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

For a discussion of agreements with the Company’s NEOs see “Compensation Discussion & Analysis — Elements of Compensation — Perquisites and Other Benefits— Change in Control Agreements” and “Potential Payments Upon Termination of Employment or Change in Control.”

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of three independent Directors and operates under a written charter adopted by the Board and most recently amended in July 2004.  The current members of the Audit Committee are Suzanne M. Present (Chair), William J. Armfield, IV and William M. Sams.

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting.  KPMG, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, and for assessing the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

•
reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 24, 2012 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 24, 2012;

•	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

•
discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 114, which superseded Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence from the Company.

Based on its review and discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2012 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2012 for filing with the SEC.

Submitted by the Audit Committee of the Board:

Suzanne M. Present, Chair
William J. Armfield, IV
William M. Sams

 SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of the Company’s stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock.  Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filings were timely made during the fiscal year ended June 24, 2012.

SHAREHOLDER PROPOSALS

The deadline for submission of Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders is May 15, 2013.  Any Shareholder proposal to be submitted at the 2013 Annual Meeting of Shareholders (but not required to be included in the Company’s Proxy Statement), must be received by July 29, 2013, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5 under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.  Proposals which Shareholders intend to present at the Company’s 2013 Annual Meeting of Shareholders or wish to have included in the Company’s proxy materials should be sent registered, certified or express mail to Charles F. McCoy, Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer of the Company, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family.  This procedure, referred to as “householding,” reduces the volume of duplicate information Shareholders receive and reduces the expense to the registrant.  The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock.  If your family has multiple accounts by which you hold the Common Stock, you may have received a householding notification from your broker.  Please contact your broker directly if you have any questions or wish to revoke your decision to household.

ANNUAL REPORT

The Company filed its Annual Report on Form 10-K for the fiscal year ended June 24, 2012 with the SEC on August 30, 2012.  The Company makes available through its web site its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.  Shareholders may also obtain a copy of these reports, without charge, upon request to the Company’s Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer, Charles McCoy, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders.  If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment.  Discretionary authority to vote on other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS Charles F. McCoy Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer

Greensboro, North Carolina
September 12, 2012

UNIFI, INC. 7201 WEST FRIENDLY AVENUE GREENSBORO, NC 27410
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M49235-P29682 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIFI, INC.			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR each of the following nominees:

PROPOSAL NO. 1 — To elect the ten (10) Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:

Nominees:

01)	William J. Armfield, IV	06)	George R. Perkins, Jr.
02)	R. Roger Berrier, Jr.	07)	Suzanne M. Present
03)	Archibald Cox, Jr.	08)	William M. Sams
04)	William L. Jasper	09)	G. Alfred Webster
05)	Kenneth G. Langone	10)	Mitchel Weinberger

The Board of Directors recommends that you vote FOR the following proposal:
								For	Against	Abstain
PROPOSAL NO. 2 — An advisory (non-binding) vote to approve executive compensation.								☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:

PROPOSAL NO. 3 — Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013.								☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE
M49236-P29682

UNIFI, INC.

ANNUAL MEETING, OCTOBER 24, 2012

PLEASE COMPLETE, DATE, SIGN AND DETACH THE PROXY CARD AS INSTRUCTED AND

RETURN IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:

UNIFI, INC.

C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717

The undersigned hereby appoints Charles F. McCoy, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc.'s Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 24, 2012, at 9:00 AM Eastern Daylight Saving Time, and any adjournment or adjournments thereof as indicated on the reverse side.

The undersigned hereby also authorizes the proxy, in his discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1, AND FOR PROPOSALS NO. 2 AND 3, UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 12, 2012, and the Proxy Statement furnished therewith.